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                                                                  Exhibit 23.01



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Citigroup Inc.:


We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 ("Registration Statement") of Citigroup Inc. of our report dated February 24, 2003, with respect to the consolidated statement of financial position of Citigroup Inc. and subsidiaries ("Citigroup") as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report is included in the Annual Report on Form 10-K of Citigroup Inc. for the year ended December 31, 2002 and to the reference to our firm under the heading "Experts" in the Registration Statement. Our report refers to changes, in 2002, in Citigroup's methods of accounting for goodwill and intangible assets and accounting for the impairment or disposal of long-lived assets, and, in 2001, in Citigroup's methods of accounting for derivative instruments and hedging activities, accounting for interest income and impairment on purchased and retained beneficial interests in securitized financial assets, and accounting for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.



/s/ KPMG LLP
New York, New York
July 9, 2003